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Exhibit 4.2

            MINUTEMAN INTERNATIONAL, INC. 2000 RESTRICTED STOCK PLAN

                        Restricted Stock Award Agreement


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Participant

Pursuant to the provisions of the Minuteman International, Inc. 2000 Restricted Stock Plan (the "Plan"), you were granted an Award (as that term is defined in the Plan) of ________ shares of Common Stock (as that term is defined in the
Plan) of Minuteman International, Inc. (the "Restricted Shares"), on _________________, ______ (the "Award Date") by Minuteman International, Inc. (the "Company"). The restricted period applicable to the Award begins on the Award Date and ends upon your retirement or at a time of any approved termination (the "Restricted Period"). During the Restricted Period, and until all conditions imposed on the shares are satisfied, the Award of shares are restricted in that they will be held by the Company and may not be sold, transferred, pledged or otherwise encumbered, tendered or exchanged, or disposed of, by you unless otherwise provided by the Plan. However, you will be entitled to receive, subject to withholding for taxes, dividends (which for tax purposes will generally be treated as ordinary compensation) payable on the Restricted Shares, which the Company may require to be reinvested in additional shares of common stock subject to the same restrictions as the shares on which such dividends are paid. You may vote the Award of shares for as long during the Restricted Period as you are continuously employed by the Company. If you remain employed by the Company throughout the Restricted Period and all conditions are satisfied, or if your employment terminates before the expiration of the Restricted Period as a result of your retirement, death or total disability, the restrictions will lapse, and the Award of shares will be delivered to you (or your beneficiary), subject to withholding for taxes. Generally, if your employment terminates for any other reason before the expiration of the Restricted Period, you will forfeit the Award of shares unless the Committee (as that term is defined in the Plan) determines otherwise. You agree that the term "Restricted Shares" shall include any shares or other securities which you may receive or be entitled to receive as a result of the ownership of the original Restricted Shares, whether they are issued as a result of a share split, share dividend, recapitalization, or other subdivision or consolidation of shares effected without receipt of consideration by the Company or the result of the merger or consolidation of the Company, or sale of assets of the Company.

You will generally be taxed on the value of the Award of shares on the date the restrictions lapse. However, as an alternative, you may elect under Internal Revenue Code Section 83(b) to be taxed on the value of the Award of shares on the Award Date, identified above. Whether it is beneficial for you to make this election should be determined after consultation with your personal tax advisor. If you make this election, the value of the Award of shares will be taxable to you in the year of the Award Date, rather than in the year that the restrictions lapse. If you choose to make this election, you must so notify the Company in writing, file the election with the Internal Revenue Service within thirty (30) days after the Award Date, and promptly pay the Company the amount it determines is needed to satisfy tax withholding requirements. You hereby agree that the Restricted Shares shall be held by the Company during the Restricted Period.


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The Company shall have the right to deduct from any Award under the Plan, shares or cash sufficient to satisfy any withholdings required by law, as provided in the Plan.

As a condition of this Award, you are required to execute the acknowledgment at the bottom of the enclosed copy of this Award notice and return the acknowledged copy of this Award notice to the Company not later than thirty (30) days from the Award Date. Also enclosed is a form by which you may designate a beneficiary in the event of your death. This Award is subject to all of the definitions, terms and conditions of the Plan, a copy of which is enclosed. In the event of any discrepancy between the provisions of the Plan and this or any other communication regarding the Plan, the provisions of the Plan control.

ATTEST:                                     MINUTEMAN INTERNATIONAL, INC.


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ACCEPTED:


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Participant                                       ------------------------------


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Social Security Number or National ID


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Address


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City/State/ Zip/Country